EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Tutor Perini Corporation Announces 2010 Results and Guidance for 2011

•	Revenues of $3.2 billion, compared to $5.2 billion in 2009
•	Net income of $103.5 million, compared to $137.1 million in 2009
•	Diluted EPS of $2.13, compared to $2.79 in 2009
•	Backlog of $4.3 billion, same as a year ago

Sylmar, CA – February 24, 2011 - Tutor Perini Corporation (NYSE: TPC), a leading civil and building construction company, today reported results for the fourth quarter, and year ended, December 31, 2010.

Fourth Quarter and Full Year Results
Revenues from construction operations were $688 million for the fourth quarter of 2010, as compared to $1.1 billion for the fourth quarter of 2009. Net income was $18.9 million for the fourth quarter of 2010, as compared to $32.5 million for the fourth quarter of 2009.  Diluted earnings per common share were $0.40 for the fourth quarter of 2010, as compared to $0.66 for the fourth quarter of 2009.

Revenues from construction operations were $3.2 billion for the year ended December 31, 2010, as compared to $5.2 billion for the year ended December 31, 2009.  Net income was $103.5 million for 2010, as compared to $137.1 million for 2009. Diluted earnings per common share were $2.13 for 2010, as compared to $2.79 for 2009.

The decrease in revenues primarily reflects the completion of large hospitality and gaming work during 2009, partially offset by an increase in the volume of civil infrastructure work.  Operating profit margins increased due to higher margin public works building and civil contracts under construction.

At December 31, 2010, working capital was $592.9 million, an increase of $289.8 million from $303.1 million at December 31, 2009. In October 2010, the Company completed a private placement offering of $300 million of 7.625% senior unsecured notes due November 1, 2018.  The notes were priced at 99.258% of par, resulting in a yield to maturity of 7.75%.  As of December 31, 2010, the Company had $304.5 million available to borrow under its credit facilities. The Company believes its financial position and credit arrangements are sufficient to support the Company’s current backlog, anticipated new work and acquisition strategy.

Backlog at $4.3 billion
The backlog of uncompleted construction work at December 31, 2010 was $4.3 billion, consistent with the $4.3 billion backlog reported at December 31, 2009. The December 31, 2010 backlog includes new contract awards and adjustments to contracts in process added during the fourth quarter of 2010 of approximately $925 million, which includes a $490 million joint venture share of a $1.1 billion contract for construction of the Seattle SR99 Bored Tunnel Project in Seattle, Washington, a $107 million joint venture share for I-95 roadway improvements in New Haven, Connecticut, a $54 million joint venture share for an airport terminal in Florida, a $36 million contract for the USC McKay Sports Complex in Los Angeles, a $34 million contract for an airport runway reconstruction in Kosrae, Micronesia, and a $23 million task order award for a U.S. Coast Guard hangar in Massachusetts.

Outlook
The Company is initiating guidance for the full year 2011 with revenues estimated to be in the range of $4.2 to $4.7 billion and diluted earnings per share estimated to be in the range of $2.20 to $2.40 per share.

Ronald Tutor, Chairman and CEO, said: “Our civil operation has delivered outstanding results for us and we expect it to continue to grow in the future.  We are patiently awaiting the release of projects to bid and major awards in Guam.  Over the course of the coming year, we anticipate the nonresidential building markets will steadily improve.  Finally, with the added capital resulting from our senior notes offering, we are pursuing growth opportunities through acquisitions available in the current market, including our recent acquisition of Fisk Electric which closed at the beginning of this year.”

4th Quarter Conference Call
The Company will host a conference call at 1:30 PM Pacific Time on Thursday, February 24, 2011, to discuss the Company’s fourth quarter 2010 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 700-7173 and enter the pass code 59461085. International callers should dial (617) 213-8838 and enter the pass code 59461085.

If you are unable to participate in the call at this time, a replay will be available on Thursday, February 24, 2011 at 4:30 PM Pacific Time, through Friday, March 4, 2011 at 9:00 PM Pacific Time. To access the replay dial (888) 286-8010 and enter the conference ID number 73222382. International callers should dial (617) 801-6888 and enter the same conference ID number 73222382.

About Tutor Perini Corporation
Tutor Perini Corporation (the “Company”) is a leading civil and building construction company offering diversified general contracting and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions, strategies regarding the future and statements regarding future guidance and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to win new contracts and convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Tutor Perini Corporation (NYSE)
Summary of Consolidated Operations
(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Building	$456,868	$908,196	$2,326,980	$4,484,937
Civil	175,733	102,490	667,704	361,677
Management services	55,352	71,481	204,526	305,352
TOTAL REVENUES	$687,953	$1,082,167	$3,199,210	$5,151,966

Gross profit	$72,133	$87,558	$337,848	$388,047
General and administrative expenses	39,789	44,870	165,536	176,504
Income from construction operations	32,344	42,688	172,312	211,543
Other income (expense), net	(1,881)	(1,261)	(2,280)	1,098
Interest expense	(4,210)	(1,420)	(10,564)	(7,501)
Income before income taxes	26,253	40,007	159,468	205,140
Provision for income taxes	(7,344)	(7,508)	(55,968)	(68,079)
NET INCOME	$18,909	$32,499	$103,500	$137,061

BASIC EARNINGS PER COMMON SHARE	$0.40	$0.67	$2.15	$2.82

DILUTED EARNINGS PER COMMON SHARE	$0.40	$0.66	$2.13	$2.79

Weighted average common shares outstanding:
Basic	47,090	48,533	48,111	48,525
Effect of dilutive stock options and restricted stock units outstanding	660	702	538	559
Diluted	47,750	49,235	48,649	49,084

Selected Balance Sheet Data
(Unaudited)
(In thousands)

	December 31,	December 31,
	2010	2009

Total assets	$2,779,220	$2,820,654
Working capital	$592,928	$303,118
Long-term debt, less current maturities	$374,350	$84,771
Stockholders' equity	$1,312,994	$1,288,426

CONTACT:	Kekst and Company
Douglas Kiker, 212-521-4800
Or

Tutor Perini Corporation
Kenneth R. Burk, 818-362-8391

Executive Vice President, Chief Financial Officer